Filed Pursuant to Rule 424(b)(2)
Registration No. 333-153104

Prospectus Supplement to
Prospectus dated January 8, 2009

16,000,000 Shares of Common Stock

PARAMOUNT GOLD AND SILVER CORP.

Paramount Gold and Silver Corp. (“Paramount” or the “Company”) is offering 16,000,000 shares of its common stock, $0.001 par value per share (the “Common Stock”). See the sections entitled “Summary — The Offering,” “Description of Common Stock,” and “Underwriting” beginning on pages S-3, S-13 and S-14 of this prospectus supplement.

Our Common Stock is traded on the NYSE Amex LLC (the “NYSE Amex”) and on the Toronto Stock Exchange (the “TSX”), in each case under the symbol “PZG.” On October 8, 2009, the closing price of our Common Stock was $1.36 per share on the NYSE Amex and CDN$1.43 per share on the TSX. Our principal executive office is located at 346 Waverley Street, Suite 110, Ottawa, Ontario, Canada K2P 0W5, and our telephone number is (613) 226-9881.

Investing in our Common Stock involves risks. For a discussion of risk factors that you should consider before investing in our Common Stock, see the section entitled “Risk Factors” beginning on page S-4 of this prospectus supplement.

	Per Share	Total(1)
Public Offering Price	$1.25	$20,000,000
Underwriting Discount	$0.08125	$975,000
Proceeds, Before Expenses, to us	$1.16875	$19,025,000

(1)	The Underwriters will receive no underwriting discount on the shares of Common Stock being purchased by FCMI Financial Corporation (“FCMI”). FMCI has agreed to purchase 4,000,000 shares of Common Stock in the offering. See the section entitled “Underwriting” beginning on page S-14 of this prospectus supplement.

We have granted the Underwriters a 30-day option to purchase from us, at a price equal to the public offering price, less the underwriting discount, up to an additional 2,400,000 shares of Common Stock, to cover over-allotments, if any. See the section entitled “Underwriting” beginning on page S-14 of this prospectus supplement.

The Underwriters expect that the shares of Common Stock will be ready for delivery in book-entry form through the facilities of The Depository Trust Company on or about October 15, 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Book-Running Manager

Dahlman Rose & Company

Joint-Lead Manager

Blackmont Capital Corp.

The date of this prospectus supplement is October 8, 2009

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying base prospectus and any free writing prospectus relating to this offering. We have not authorized any other person to provide you with different or additional information. You should not rely on any unauthorized information or representations. This prospectus supplement and the accompanying base prospectus are an offer to sell only the shares of Common Stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying base prospectus, or the documents incorporated by reference herein or therein, is current only as of their respective dates and our business, financial condition and results of operations may have changed since those dates. Information in this prospectus supplement updates and modifies the information in the accompanying base prospectus and information incorporated by reference therein. To the extent that any statement made in this prospectus supplement differs from those in the accompanying base prospectus, the statements made in the accompanying base prospectus and the information incorporated by reference therein are deemed modified or superseded by the statements made in this prospectus supplement.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement relates to a registration statement that we filed with the United States Securities and Exchange Commission (the “SEC”) utilizing a shelf registration process. Under this shelf registration process, Paramount Gold and Silver Corp. may, from time to time, offer, sell and issue any of the securities or any combination of the securities described in the accompanying base prospectus in one or more offerings. The accompanying base prospectus provides you with a general description of the securities we may offer. This prospectus supplement contains specific information about the terms of this offering of Common Stock by Paramount Gold and Silver Corp. This prospectus supplement may add, update or change information contained in the accompanying base prospectus. You should read both this prospectus supplement and the accompanying base prospectus, together with the information described under the sections of this prospectus supplement entitled “Where to Find Additional Information” and “Incorporation of Certain Information By Reference” and any additional information you may need to make your investment decision. We have also filed this prospectus supplement and the accompanying base prospectus with the Ontario Securities Commission (which Canadian-filed prospectus supplement and accompanying base prospectus we refer to as the “Canadian Prospectus”), pursuant to the multijurisdictional disclosure system implemented by the securities regulatory authorities in the United States and Canada (“MJDS”). The securities qualified under the Canadian Prospectus may be offered and sold in the Province of Ontario, Canada, subject to any applicable securities laws.

Prospective investors should be aware that the acquisition of the Common Stock described herein may have tax consequences both in the United States and Canada, as applicable. Such consequences for investors who are resident in, or citizens of, Canada or the United States may not be described fully in this prospectus supplement or the accompanying base prospectus or the Canadian Prospectus. See “Material United States Federal Income Tax Considerations for Non-U.S. Holders” in this prospectus supplement.

In this prospectus supplement, unless otherwise specified or the context otherwise dictates, the terms “Paramount,” the “Company,” “we,” “us” or “our” mean Paramount Gold and Silver Corp. and its consolidated subsidiaries, unless it is clear that such terms refer only to Paramount Gold and Silver Corp. Unless otherwise stated, currency amounts in this prospectus supplement are stated in United States dollars and references to “$” are to United States dollars. References to “CDN$” are to Canadian dollars.

The registration statement that contains the accompanying base prospectus (SEC File No. 333-153104) (including the exhibits filed with and the information incorporated by reference into the registration statement) contains additional important business and financial information about the Company and the Common Stock that is not presented or delivered with this prospectus supplement. That registration statement, including the exhibits filed with the registration statement and the information incorporated by reference into the registration statement, can be read at the SEC website or at the SEC office mentioned under the section of this prospectus supplement entitled “Where to Find Additional Information.”

WHERE TO FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. Our SEC filings also are available to the public on the SEC’s Internet site at www.sec.gov. In addition, we maintain a website that contains information about us, including our SEC filings, at www.paramountgold.com. The information contained on our website does not constitute a part of this prospectus supplement, the accompanying base prospectus, the Canadian Prospectus or any other report or documents we file with or furnish to the SEC or with the Ontario Securities Commission.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying base prospectus and the information incorporated by reference herein and therein contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and applicable Canadian securities laws. Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks, uncertainties

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and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements.

The risks and uncertainties of our business, including those discussed under the section entitled “Risk Factors” beginning on page S-4 of this prospectus supplement, could cause our actual results and expectations to differ materially from the anticipated results or other expectations expressed in any forward-looking statements. The material assumptions in making these forward-looking statements are disclosed in the accompanying base prospectus under the heading “Special Note Regarding Forward-Looking Statements.”

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These forward-looking statements involve risks, uncertainties and other factors that may cause our actual results in future periods to differ materially from forecasted results. We do not undertake to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, other than to reflect a material change in the information previously disclosed, as required by applicable law. You should review our subsequent reports filed from time to time with the SEC on Forms 10-K, 10-Q and 8-K and any amendments thereto. We qualify all of our forward-looking statements by these cautionary statements.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus supplement and the accompanying base prospectus certain information we file with the SEC, which means that we may disclose important information in this prospectus supplement and the accompanying base prospectus by referring you to the document that contains the information. The information incorporated by reference is considered to be a part of this prospectus supplement and accompanying base prospectus, and the information we file later with the SEC will automatically update and supersede the information filed earlier. We incorporate by reference the documents listed below and any filings we subsequently make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering of Common Stock is completed or withdrawn; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended June 30, 2009 filed with the SEC on September 28, 2009;
•	Our Current Reports on Forms 8-K filed with the SEC on July 22, 2009, August 6, 2009, October 2, 2009 and October 8, 2009; and
•	The description of our Common Stock in our Registration Statement on Form 10-SB filed with the SEC on November 2, 2005, including any amendment or report filed for purposes of updating such description.

You may obtain copies of any of these filings by contacting us at the address and telephone number indicated below or by contacting the SEC as described above. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit to the registration statement of which this prospectus supplement forms a part, at no cost, by writing or telephoning to:

Paramount Gold and Silver Corp.
346 Waverley Street, Suite 110
Ottawa, Ontario
Canada K2P 0W5
Attn: Christopher Crupi, CEO
(613) 226-9881

Readers should rely only on the information provided or incorporated by reference in this prospectus supplement and the accompanying base prospectus. Readers should not assume that the information in this prospectus supplement, the accompanying base prospectus, or any free writing prospectus, is accurate as of any date other than the date on the front cover of the applicable document.

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SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying base prospectus. It does not contain all the information that may be important to you. You should carefully read the entire prospectus supplement and the accompanying base prospectus, including our historical consolidated financial statements and the notes to those financial statements in our most recently filed annual report on Form 10-K, together with the additional information described in this prospectus supplement under the headings “Where to Find More Information” and “Incorporation of Certain Information by Reference.” You should also carefully consider the matters discussed under “Risk Factors” in this prospectus supplement.

The Company

  Our Business

Paramount Gold and Silver Corp. is an exploration stage mining company focused on precious metals exploration in Mexico and, recently, in British Columbia, Canada. We are a Delaware corporation, and we were incorporated on March 29, 2005. Our administrative office is located at Suite 110, 346 Waverley Street, Ottawa, Canada K2P 0W5 and our telephone number is (613) 226-9881. We also have a field office located in Temoris, Mexico.

Our primary objective is to explore and develop our flagship property, the San Miguel project, located in the northern Sierra Madres of Mexico in the State of Chihuahua. We first acquired an interest in the San Miguel project in 2005 and have subsequently increased our interest to 100%. Since mid-2006, we have completed 47,560 meters of diamond drilling and 3,743 meters of exploration trenching at San Miguel and expanded the National Instrument 43-101 resource by over 240%, to 2.6 million gold-equivalent ounces. Past drilling results indicate the San Miguel project is open along strike and at depth with increasing gold values at depth. We instituted a new drill program at San Miguel in July 2009 with the goal of defining additional gold resources within the project area over a 12-month period.

In addition to resource expansion, we have systematically consolidated the fragmented mining claims in the area surrounding the San Miguel project and now control approximately 188,461 hectares in the Sierra Madre gold-silver belt:

In March 2009, we acquired all of the issued and outstanding shares of common stock of Magnetic Resources Ltd. (“Magnetic”). Magnetic is the sole beneficial shareholder of Minera Gama, S.A. de C.V., which holds interests in various mineral concessions in Mexico known as the Temoris project and the Morelos project. Magnetic also holds a 2.0% net smelter returns (“NSR”) royalty from production arising from the Iris mineral concessions located in the Municipality of Ocampo in Chihuahua, Mexico. These land holdings surround our San Miguel mining concessions. The Morelos project and the Iris project are ancillary to our primary business plan.

Also in March 2009, we closed on an agreement with Garibaldi Resources Corp. (“Garibaldi”) in which we acquired the outstanding option on the Temoris project. With the acquisition of both Magnetic and our agreement with Garibaldi, we increased our mining claims in the San Miguel project area by approximately 54,000 hectares.

July 2009, we signed an agreement with Mexoro Minerals Ltd. (“Mexoro”) and its Mexican subsidiary, Sunburst Mining de Mexico S.A. de C.V., to acquire, for a purchase price of $3.7 million, Mexoro’s rights to a number of mining concessions known as the Guazapares concessions, comprising approximately 1,980 hectares and located in Chihuahua, Mexico, subject to a NSR royalty of 2.5% (which royalty may be reduced to 2.0% at closing). The Guazapares project comprises 12 mining concessions surrounding our San Miguel project. The purchase price will be released from escrow when certain conditions are met, and an additional payment of $1.6 million is due to Mexoro if, within 36 months, the project is put into commercial production or if Paramount or substantially all of our assets are sold. In addition, a total of $1.46 million is payable by Paramount in three years to the holders of the concessions to acquire a 100% interest in the Guazapares concessions, subject to the NSR royalty.

We also own additional mining concessions in the state of Chihuahua, Mexico. We will continue to explore additional opportunities through other joint ventures and acquisitions. We do not expect to generate revenues from these projects nor is it our objective to enter the mine management business; instead, we hope to identify a resource that will enable us to attract a larger company to partner with who has experience developing and managing a mine.

In December 2008, we entered into an agreement to acquire an interest in the Vidette Lake gold project in British Columbia, Canada. During the fiscal year ended June 30, 2009, we began exploratory activities on the Vidette Lake project.

  Recent Developments

In the face of a hostile takeover bid launched by Silvercorp Metals Inc. in July 2009 (the “Silvercorp Bid”), Klondex Mines Ltd. (“Klondex”), a TSX listed gold exploration company, sought out preferable, alternate options to the Silvercorp Bid and approached us as a white knight to determine the prospect of an alternative arrangement. We subsequently entered into a binding letter agreement dated July 20, 2009 (the “Letter Agreement”) with Klondex pursuant to which the parties agreed that we would acquire Klondex on the basis of 1.45 shares of Paramount Common Stock for each common share of Klondex. We negotiated and entered into the Letter Agreement and proceeded in good faith towards closing the transaction. In contrast, we believe that Klondex never had any intention to close the transaction and, after using us to thwart the Silvercorp Bid, Klondex sought any way out of the Letter Agreement.

On September 25, 2009, we received a notice of termination of the Letter Agreement from Klondex. On September 30, 2009, we filed a Statement of Claim in the Supreme Court of British Columbia against Klondex, alleging breach of the Letter Agreement and seeking, among other things, an order that Klondex pay us the break fee of $2.85 million provided for in the Letter Agreement, special damages or repayment of out of pocket costs of approximately $1,000,000, as well as other unspecified damages.

While we have not been served with notice that Klondex has filed a counterclaim against us, Klondex announced in its press release dated October 6, 2009 that it intends to pursue a counterclaim against us for the reverse break fee of $2.85 million plus damages.

While we may continue to consider our position with respect to a potential acquisition of Klondex in the future, we do not have any current intention to continue to pursue an acquisition.

The Offering

Issuer	Paramount Gold and Silver Corp.
Securities Offered	16,000,000 shares of Common Stock plus up to 2,400,000 additional shares of Common Stock that we will issue and sell in the event the Underwriters exercise their 30-day option to purchase additional shares of our Common Stock to cover over-allotments, if any. FCMI, who may be deemed to beneficially own approximately 25% of our Common Stock as of October 8, 2009, intends to purchase 4,000,000 shares of our Common Stock from the Underwriters at the public offering price on the cover page of this prospectus supplement. Following such purchase, FCMI may be deemed to beneficially own approximately 25% of our Common Stock outstanding following the offering (25% of our Common Stock if the Underwriters exercise their over-allotment option to purchase additional shares of Common Stock in full).
Shares of Common Stock to be Outstanding after the Offering	99,023,650 shares of Common Stock (101,423,650 shares of Common Stock if the Underwriters exercise their over-allotment option to purchase additional shares of Common Stock in full).(1)
Listing	Our Common Stock is listed for trading on the NYSE Amex and the TSX, in each case under the symbol “PZG.”
Use of Proceeds	The net proceeds to us from the sale of Common Stock offered hereby are expected to be approximately $18.7 million ($21.5 million if the Underwriters exercise their over-allotment option to purchase additional shares of Common Stock in full) after deducting the underwriting discount and our estimated offering expenses and accounting for FCMI’s purchase of 4,000,000 shares of Common Stock in this offering. We intend to use the net proceeds from this offering for (i) exploration of the San Miguel area (original San Miguel group of concessions and Elyca concession; Temoris project and Guazapares project); (ii) the acquisition and exploration of new precious metals projects (if any); and (iii) general corporate purposes, as more fully described in the section entitled “Use of Proceeds” beginning on page S-11 of this prospectus supplement.
Transfer Agent	The transfer agent and co-transfer agent for our Common Stock are Mellon Investor Services LLC and CIBC Mellon, respectively.
Risk Factors	See the section entitled “Risk Factors” beginning on page S-4 of this prospectus for information you should consider before buying our Common Stock.

(1)	Based on 83,023,650 shares of our Common Stock outstanding as of October 8, 2009, and excludes, as of October 8, 2009:
•	4,612,000 shares of Common Stock issuable upon the exercise of fully vested stock options outstanding under our equity incentive and option plans, at a weighted average exercise price of $0.78 per share;
•	735,000 shares of Common Stock issuable upon the exercise of non-vested stock options outstanding under our equity incentive and option plans, at a weighted average exercise price of $1.46 per share;
•	1,653,140 shares of Common Stock available for future grants under our equity incentive plans; and
•	18,084,832 shares of Common Stock available upon the exercise of outstanding warrants.

To the extent that any options or warrants are exercised, new options are issued under our equity incentive plans, or we otherwise issue additional shares of Common Stock or securities convertible into shares of Common Stock in the future, there will be further dilution to new investors.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should consider carefully the following risk factors, along with all of the other information contained in or incorporated by reference in this prospectus supplement and the accompanying base prospectus, before deciding to buy our Common Stock. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also impair our business operations. If we are unable to prevent events that have a negative effect from occurring, then our business and our results of operations, financial condition, cash flows and the market price of our Common Stock could be materially and adversely affected.

Risks Related to our Business Operations

We have a history of losses. Losses will likely continue in the future.

We have incurred significant losses in the past and will likely continue to incur losses unless our exploratory drilling program proves successful. Even if our drilling program identifies gold, silver or other mineral resources, there can be no assurance that we will be able to commercially exploit these resources or generate sufficient revenues to operate profitably.

We will require additional financing to continue drilling operations and exploration activities.

We will require significant working capital to continue our current drilling operations and exploration activities. There can be no assurance that we will be able to secure additional funding to meet our objectives or, if we are able to identify funding sources, that the funding will be available on terms acceptable to us. Should we be unable, or unwilling, to secure additional financing, we will have to significantly reduce our drilling programs, which will limit our ability to secure additional equity participation in various joint ventures. In order to carry out additional exploration programs of any potential ore body and to place it into commercial production, we will require substantial additional funding.

We have no history as a mining company.

We have no history of earnings or cash flow from mining operations. If our projects are able to proceed to production, commercial viability will be affected by factors that are beyond our control, such as:

•	the particular attributes of the deposit,
•	the fluctuation in metal prices,
•	the cost of constructing and operating a mine,
•	the availability of refining facilities,
•	the availability of economic sources for energy,
•	government regulations including regulations relating to prices, royalties, restrictions on production, and quotas on exploration of minerals, and
•	the costs of protection of the environment.

If our exploration costs are higher than anticipated, then our profitability will be adversely affected and we may divert the proceeds of this offering to different uses. We may also reallocate the proceeds of this offering going forward depending on whether more attractive projects present themselves or we find a potential company or projects to acquire on suitable terms.

We are currently proceeding with exploration of our mineral properties on the basis of estimated exploration costs and a significant portion of the proceeds from this offering are intended to be used for such exploration. This exploration program includes drilling programs at various locations within the San Miguel projects. If our exploration costs are greater than anticipated, then we will have less funds for other expenses or projects. If higher exploration costs reduce the amount of funds available for production of gold or silver through mining and development activities, then our ability to achieve revenues and profitability will be adversely affected. Moreover, we may determine to reallocate the proceeds from this offering to other uses in such case. Factors that could cause exploration costs to increase are: adverse weather conditions, difficult terrain, increased government regulation and shortages of qualified personnel. In addition, increased exploratory costs at San Miguel may adversely affect our ability to budget any funds for Vidette Lake. We may also reallocate the proceeds of this offering going forward depending on whether more attractive projects present themselves or we find a potential company to acquire on suitable terms.

We have no ongoing mining operations.

We are not a mining company and have no ongoing mining operations of any kind. We have interests in mining concessions which may or may not lead to production.

There may be insufficient mineral reserves to develop our properties and our estimates may be inaccurate.

We have no proven reserves and there is no certainty that any expenditures made in the exploration of any properties will result in discoveries of commercially recoverable quantities of ore. Most exploration projects do not result in the discovery of commercially mineable deposits of ore and no assurance can be given that any particular level of recovery of gold from discovered mineralization will in fact be realized or that any identified mineral deposit will ever qualify as a commercially mineable ore body which can be legally and economically exploited. Unless and until commercially mineable quantities of ore are discovered, we will not have any income from operations. Estimates of reserves, mineral deposits and production costs can also be affected by such factors as environmental regulations and requirements, weather, environmental factors, unforeseen technical difficulties, unusual or unexpected geological formations and work interruptions. In addition, the grade of ore ultimately mined may differ from that indicated by drilling results.

Short term factors relating to reserves, such as the need for orderly development of ore bodies or the processing of new or different grades, may also have an adverse effect on mining operations and on the results of operations. There can be no assurance that gold recovered in small scale laboratory tests will be duplicated in large scale tests under on-site production conditions. Material changes in estimated reserves, grades, stripping ratios or recovery rates may affect the economic viability of any project.

We face fluctuating gold and mineral prices and currency volatility.

The price of gold and silver as well as other precious base metals has experienced volatile and significant price movements over short periods of time and is affected by numerous factors beyond our control, including:

•	international economic and political trends,
•	expectations of inflation,
•	currency exchange fluctuations (including the U.S. dollar relative to other currencies),
•	interest rates,
•	global or regional consumption patterns,
•	speculative activities, and
•	increases in production due to improved mining and production methods.

The supply of and demand for gold and other precious and base metals are affected by various factors, including political events, economic conditions and production costs in major mineral producing regions.

Mining operations are hazardous, raise environmental concerns and raise insurance risks.

Mining operations are by their nature subject to a variety of risks, such as cave-ins and other accidents, flooding, environmental hazards, industrial accidents, the discharge of toxic chemicals and other hazards. Such occurrences may delay development or production, cause environmental damage, increase production costs or result in a liability. We may not be able to insure fully or at all against such risks, due to political or other reasons, or we may decide not to take out insurance against such risks as a result of high premiums or other reasons. Environmental hazards may exist on properties in which we hold an interest which are unknown to us and may have been caused by prior owners. Changes to mining laws and regulations could require additional capital expenditures and increase operating and/or reclamation costs. Although we are unable to predict what additional legislation, if any, might be proposed or enacted, additional regulatory requirements could render certain mining operations uneconomic.

Our estimates of resources are subject to uncertainty.

Estimates of resources are subject to considerable uncertainty. Such estimates are arrived at using standard acceptable geological techniques, and are based on the interpretations of geological data obtained from drill holes and other sampling techniques. Engineers use feasibility studies to derive estimates of cash operating costs based on anticipated tonnage and grades of ore to be mined and processed, the predicted configuration of the ore bodies, expected recovery rates of metal from ore, comparable facility and operating costs and other factors. Actual cash operating costs and economic returns on projects may differ significantly from the original estimates, primarily due to fluctuations in the current prices of metal commodities extracted from the deposits, changes in fuel costs, labor rates, changes in permit requirements, and unforeseen variations in the characteristics of the ore body. Due to the presence of these factors, there is no assurance that any geological reports will accurately reflect actual quantities of gold, silver or other metals that can be economically processed and mined by us.

If we are unable to obtain all of our required governmental permits or property rights, our operations could be negatively impacted.

Our future operations, including exploration and development activities, require permits from various governmental authorities. Such operations are and will be governed by laws and regulations governing prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. We may also be required to obtain certain property rights to access or use our properties. There can be no assurance that we will be able to acquire all required licenses, permits or property rights on reasonable terms or in a timely manner, or at all, that such terms will not be adversely changed, that required extensions will be granted, or that the issuance of such licenses, permits or property rights will not be challenged by third parties. Delays in obtaining or a failure to obtain such licenses, permits or property rights or extension thereto, challenges to the issuance of such licenses, permits or property rights, whether successful or unsuccessful, changes to the terms of such licenses, permits or property rights, or a failure to comply with the terms of any such licenses, permits or property rights that we have obtained, could have a material adverse effect on our business by delaying or preventing or making continued operations economically unfeasible.

Our financial position and results are subject to fluctuations in foreign currency values.

With respect to commercial operations in Mexico or other countries, it is possible that material transactions incurred in local currency, such as engagement of local contractors for major projects, will be settled at a U.S. dollar value that is different from the U.S. dollar value of the transaction at the time it was incurred. This could have the effect of reducing our profits from operations in that country.

Our property interests in Mexico are subject to risks from instability in that country, and our property interests in Mexico and Canada may be affected by governmental regulation.

We have property interests in Mexico which may be affected by risks associated with political or economic instability in that country. The risks with respect to Mexico or other developing countries include, but are not limited to: military repression, extreme fluctuations in currency exchange rates, criminal activity, lack of personal safety or ability to safeguard property, labor instability or militancy, mineral title irregularities and high rates of inflation.

In addition, changes in mining or investment policies or shifts in political attitude in Mexico or Canada may adversely affect our business. We may be affected in varying degrees by government regulation with respect to restrictions on production, price controls, export controls, income taxes, expropriation of property, maintenance of claims, environmental legislation, land use, land claims of local people, water use and mine safety. The effect of these factors cannot be accurately predicted but may adversely impact our proposed operations in any foreign jurisdiction.

There may be challenges to our title in our mining properties.

While we intend to conduct our own due diligence prior to committing significant funds to any project, mining properties may be subject to prior unregistered agreements, transfers or claims and title may be affected by undetected defects. Should this occur, we face significant delays, costs and the possible loss of any investments or commitment of capital.

Because of the speculative nature of exploration for gold and silver properties, there is substantial risk that our business will fail.

The search for precious metals as a business is extremely risky since there is generally no way to recover any of the funds expended on exploration unless the existence of mineable reserves can be established and we can exploit those reserves by either commencing mining operations, selling or leasing our interest in the property, or entering into a joint venture with a larger resource company that can further develop the property to the production stage. We cannot provide any assurances that the gold or silver mining interests that we acquire will contain commercially exploitable reserves of gold or silver. Exploration for minerals is a speculative venture necessarily involving substantial risk. Any expenditure that we make may not result in the discovery of commercially exploitable reserves of gold or silver, which could make our stock valueless.

The precious metals markets are volatile markets. This will have a direct impact on our revenues and profits (if any).

The price of both gold and silver has increased over the past few years. This has contributed to the renewed interest in gold and silver mining and companies engaged in that business, including the exploration for both gold and silver. However, in the event that the price of these metals falls, the interest in the gold and silver mining industry may decline and the value of our business could be adversely affected. Further, no assurances can be given that gold or silver will remain at a price that will make mining operations profitable. Finally, in recent decades, there have been periods of both overproduction and underproduction of both gold and silver resources. Such conditions have resulted in periods of excess supply of and reduced demand for both gold and silver on a worldwide basis and on a domestic basis. These periods have been followed by periods of short supply of and increased demand for both gold and silver. The excess or short supply of gold and silver has placed pressure on prices and has resulted in dramatic price fluctuations even during relatively short periods of seasonal market demand. We cannot predict what the market for gold or silver will be in the future.

Government regulation or changes in such regulation may adversely affect the Company’s business.

We have and will, in the future, engage experts to assist us with respect to our operations. We deal with various regulatory and governmental agencies and are subject to the rules and regulations of such agencies. No assurances can be given that we will be successful in our efforts or dealings with these agencies. Further, in order for us to operate and grow our business, we must comply with extensive and complex foreign, federal and state laws and regulations governing price controls, export controls, restrictions on production, income taxes, expropriation of property, maintenance of claims, land use, land claims of local people, labor standards, water use, toxic substances, management of natural resources, environmental protection, mine safety and other matters. Failure to comply with applicable laws and regulations may result in civil or criminal fines or penalties or enforcement actions, including orders issued by regulatory or judicial authorities enjoining or curtailing operations, any of which could result in us incurring significant expenditures. We may also be required to compensate private parties suffering loss or damage by reason of a breach of such laws, regulations or permitting requirements. Further, it is possible that the legal and regulatory environment pertaining to the exploration and development of gold mining properties will change. Uncertainty and new regulations and rules could increase our cost of doing business or prevent us from conducting our business.

Exploratory and mining operations are subject to environmental risks.

Both exploratory and mining activities are subject to strict environmental rules and regulations. There can be no assurance that we will be able to comply with these rules and regulations in the future. Moreover, if it is determined that any prior activity on or about our mining property created environmental risks, we would be liable for this clean-up even though we did not perpetrate the violation. Environmental legislation is evolving in some countries or jurisdictions in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect our projects. We are also currently subject to environmental regulations with respect to our properties in Mexico and Canada.

The mining industry is highly competitive and the success and future growth of our business depend upon our ability to remain competitive in identifying and developing mining properties with sufficient reserves for economic exploitation.

The mining industry is highly competitive and fragmented with limited barriers to entry, especially at the exploratory stages. We compete in national, regional and local markets with large multi-national corporations and against start-up operators hoping to identify a mining reserve. Some of our competitors have significantly greater financial resources, longer operating histories, greater experience in mining, and greater awareness of the political, economic and governmental risks of operating in Mexico than we do. This puts us at a competitive disadvantage. As we expand into new geographic markets, our success will depend in part on our ability to locate and exploit mineral reserves.

The loss of key members of our senior management team could adversely affect the execution of our business strategy and our financial results.

We believe that the successful execution of our business strategy and our ability to move beyond the exploratory stages depends on the continued employment of key members of our senior management team. If any members of our senior management team become unable or unwilling to continue in their present positions, our financial results and our business could be materially adversely affected.

We rely on independent analysis to analyze our drilling results.

We rely on independent geologists to analyze our drilling results and to prepare resource reports on several of our mining concessions. While these geologists rely on standards established by the Canadian Institute of Mining, Metallurgy and Petroleum, Standards on Mineral Resources and Mineral Reserves and other standards established by various licensing bodies, there can be no assurance that their estimates or results will be accurate. Analyzing drilling results and estimating reserves or targeted drilling sites is not a certainty. Miscalculations and unanticipated drilling results may cause the geologists to alter their estimates. If this should happen, we would have devoted resources to areas where resources could have been better allocated.

We may fail to achieve and maintain the adequacy of internal control over financial reporting as per the requirements of the Sarbanes-Oxley Act.

Section 404 of the Sarbanes-Oxley Act (“SOX”) requires an annual assessment by management of the effectiveness of the Company’s internal control over financial reporting. We may fail to achieve and maintain the adequacy of our internal control over financial reporting as such standards are modified, supplemented, or amended from time to time, and we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of SOX. Our failure to satisfy the requirements of Section 404 of SOX on an ongoing, timely basis could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our Common Stock or market value of our other securities. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Future acquisitions of companies, if any, may provide us with challenges in implementing the required processes, procedures and controls in our acquired operations. Acquired companies may not have disclosure controls and procedures or internal controls over financial reporting that are as thorough or effective as those required by securities laws currently applicable to us.

No evaluation can provide complete assurance that our internal control over financial reporting will detect or uncover all failures of persons within the company to disclose material information required to be reported.

The effectiveness of our controls and procedures could also be limited by simple errors or faulty judgments. In addition, as we continue to expand, the challenges involved in implementing appropriate internal controls over financial reporting will increase and will require that we continue to improve our internal controls over financial reporting.

We are involved in litigation, the outcome of which litigation may be unfavorable to us.

On July 20, 2009, we entered into the Letter Agreement with Klondex. On September 25, 2009, we received a notice of termination of the Letter Agreement from Klondex. On September 30, 2009, we filed a Statement of Claim in the Supreme Court of British Columbia against Klondex, alleging breach of the Letter Agreement and seeking, among other things, an order that Klondex pay us the break fee of $2.85 million provided for in the Letter Agreement, special damages or repayment of out of pocket costs of approximately $1,000,000, as well as other unspecified damages. While Klondex has not yet done so, in a press release dated October 6, 2009, it indicated that it intends to file a counterclaim against us likewise seeking damages, including the $2.85 million reverse break fee under the terms of the Letter Agreement. There can be no assurance that we will prevail in our suit against Klondex and be awarded damages. Similarly, there can be no assurance that a counterclaim filed by Klondex against us will fail or that we will not be required to pay damages to Klondex.

Risks Related to Our Common Stock

Our stock price may be volatile.

The market price of our Common Stock has been volatile. We believe investors should expect continued volatility in our stock price. Such volatility may make it difficult or impossible for you to obtain a favorable selling price for our Common Stock.

We have a large number of authorized but unissued shares of our Common Stock.

We have a large number of authorized but unissued shares of Common Stock, which our management may issue without further stockholder approval, thereby causing dilution of your holdings of our Common Stock. Our management will continue to have broad discretion to issue shares of our Common Stock in a range of transactions, including capital-raising transactions, mergers, acquisitions and in other transactions, without obtaining stockholder approval, unless stockholder approval is required. If our management determines to issue shares of our Common Stock from the large pool of authorized but unissued shares for any purpose in the future, your ownership position may be diluted without your further ability to vote on that transaction.

The exercise of our outstanding options and warrants and vesting of restricted stock awards may depress our stock price.

The exercise of outstanding options and warrants, and the subsequent sale of the underlying Common Stock in the public market, or the perception that future sales of these shares could occur, could have the effect of lowering the market price of our Common Stock below current levels and make it more difficult for us and our stockholders to sell our equity securities in the future.

Sales or the availability for sale of shares of Common Stock by stockholders could cause the market price of our Common Stock to decline and could impair our ability to raise capital through an offering of additional equity securities.

Regulatory actions by the SEC, any exchange on which our securities are traded, or companies providing stock clearance or transfer functions, may adversely affect the price of our Common Stock, the ability of stockholders to sell their shares and our ability to secure additional funding.

Any actions by the SEC, an exchange or a company which facilitates the clearance or transfer of our securities will in all likelihood impact the trading price of our Common Stock and cash reserves. Should any regulatory matters arise, resolution of these matters with any entity will likely result in significant legal fees and related expenses that would otherwise be devoted to our mining efforts. If you are a stockholder, you may not be able to sell your securities and shares of our Common Stock will become highly illiquid, which may result in the loss of your entire investment.

In addition, should we become subject to any of the events identified above, our ability to secure additional financing will be adversely affected.

We were the subject of a temporary trading halt in our Common Stock.

On March 13, 2008, the SEC entered an order suspending trading for a period of ten days against 26 companies including our Company (Order No. 34-57486.) The order alleged that there was a lack of current public information and that we usurped the identity of a corporate shell. We responded to the SEC’s order and provided information to the SEC which we believe addressed its concerns. We also provided similar information to the NYSE Amex. While we believe that this matter has been resolved, there can be no assurance that issues raised in the SEC’s order will not be raised at a future date. Should this happen, investor confidence in our Common Stock will in all likelihood be adversely affected.

We face possible litigation claims from stockholders.

The securities industry and the offer and sale of securities is highly regulated. Any improper actions, whether intentional or unintentional, could subject us to litigation and potential monetary damages.

USE OF PROCEEDS

The net proceeds from the sale of the shares of our Common Stock in this offering are estimated to be approximately $18.7 million, after deducting the underwriting discount and estimated offering expenses payable by us and accounting for FCMI’s purchase of 4,000,000 shares of Common Stock in this offering ($21.5 million if the underwriters’ over-allotment option is exercised in full).

We intend to use the net proceeds from the sale of the Common Stock offered by this prospectus for (i) exploration of the San Miguel area (original San Miguel group of concessions and Elyca concession; Temoris project and Guazapares project); (ii) the acquisition and exploration of new precious metals projects (if any); and (iii) general corporate purposes, which may include working capital, capital expenditures, mining, geological fees, regulatory affairs expenditures, and mineral testing. While we do not currently have any specific plans for acquisition or other business combination at this time, it is possible that in the future we may make a decision to enter into an agreement to acquire another entity, in which case we may curtail spending on these uses of proceeds to pursue such an acquisition. A preliminary estimate of the allocation of the use of proceeds described above is as follows:

Exploration of San Miguel area (original San Miguel group of concessions and Elyca concession; Temoris project and Guazapares project)	$13,710,000
Acquisition and exploration of new precious metals projects	2,000,000
General corporate purposes	3,000,000
Total	$18,710,000

The actual amount that we spend in connection with each of the intended uses of proceeds may vary significantly from the amounts specified above, and will depend on a number of factors, including those described in the “Risk Factors” section beginning on page S-4 of this prospectus supplement.

Until such time as the net proceeds of this offering are used as described above, we intend to invest the net proceeds primarily in short-term U.S. and Canadian treasury bills.

CONSOLIDATED CAPITALIZATION

The following table describes our cash and cash equivalents and consolidated capitalization as of June 30, 2009 on an actual basis and on an as adjusted basis to reflect the issuance and sale of the 16,000,000 shares of Common Stock offered by this prospectus supplement after deducting the underwriting discount and estimated transaction expenses payable by us (and accounting for FCMI’s purchase of 4,000,000 shares of Common Stock in this offering and assuming no exercise of the Underwriters’ over-allotment option to purchase up to 2,400,000 additional shares) and the application of the net proceeds from this offering as described under the section entitled “Use of Proceeds.” The amount of proceeds we ultimately receive from this offering is dependent upon numerous factors and subject to general market conditions. This information should be read in conjunction with, and is qualified in its entirety by, the audited consolidated financial statements and schedules and notes thereto included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2009, incorporated by reference in this prospectus supplement.

	As of June 30, 2009
	Actual	As Adjusted
Cash and cash equivalents	$7,040,999	$25,750,999
Shareholders’ equity:
Capital Stock (Common Stock, $0.001 par value per share – 200,000,000 shares authorized; 83,023,650 shares issued and outstanding as of June 30, 2009; 99,023,650 shares issued and outstanding as adjusted to give effect to this Offering)(1)	$83,018	99,018
Additional paid in capital	52,506,278	71,200,278
Contributed surplus	17,969,510	17,969,510
Deficit accumulated during the exploration stage	(43,197,264)	(43,197,264)
Cumulative translation adjustment	(287,192)	(287,192)
Total shareholders’ equity	27,074,350	45,784,350
Total Capitalization	$27,074,350	$45,784,350

(1)	Excludes, as of October 8, 2009:
•	4,612,000 shares of Common Stock issuable upon the exercise of fully vested stock options outstanding under our equity incentive and option plans, at a weighted average exercise price of $0.78 per share;
•	735,000 shares of Common Stock issuable upon the exercise of non-vested stock options outstanding under our equity incentive and option plans, at a weighted average exercise price of $1.46 per share;
•	1,653,140 shares of Common Stock available for future grants under our equity incentive plans; and
•	18,084,832 shares of Common Stock available upon the exercise of outstanding warrants.

DESCRIPTION OF COMMON STOCK

Our Common Stock is traded on the NYSE Amex and the TSX, in each case under the symbol “PZG.” We are authorized to issue 200,000,000 shares of our $0.001 par value Common Stock. As of October 8, 2009, 83,023,650 shares of our Common Stock were outstanding, and the closing price of our Common Stock was $1.36 per share on the NYSE Amex and CDN$1.43 per share on the TSX.

The following is a summary of the material terms and provisions of our Common Stock and is qualified in its entirety by the provisions of our certificate of incorporation and all amendments thereto.

Holders of our Common Stock are entitled to one vote per share on each matter submitted to vote at any meeting of our stockholders. Shares of Common Stock do not carry cumulative voting rights. Our board of directors has authority, in many instances without action by our stockholders, to issue all or any portion of the authorized but un-issued shares of Common Stock, which would reduce the percentage ownership of our stockholders and which would dilute the book value of our Common Stock.

Stockholders of our Company have no preemptive rights to acquire additional shares of Common Stock. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of our liquidation, the shares of Common Stock are entitled to share equally in corporate assets after the satisfaction of all liabilities. Holders of Common Stock are entitled to receive such dividends as our board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years, we have not paid cash dividends on the Common Stock and we do not anticipate that we will pay cash dividends in the foreseeable future.

The transfer agent and co-transfer agent for the Common Stock are Mellon Investor Services LLC and CIBC Mellon, respectively.

UNDERWRITING

We and Dahlman Rose & Company, LLC and Blackmont Capital Inc. (together, the “Underwriters” and each an “Underwriter”) have entered into an underwriting agreement with respect to the shares of Common Stock being offered hereby. Subject to the terms and conditions of the underwriting agreement, each Underwriter has agreed to severally purchase from us the following number of shares of Common Stock at an offering price less the underwriting discount set forth on the cover page of this prospectus supplement.

Underwriter	Number of Shares
Dahlman Rose & Company, LLC	10,400,000
Blackmont Capital Inc.	5,600,000
Total	16,000,000

The Underwriters have agreed to purchase all of the shares of Common Stock sold under the underwriting agreement if any of the shares are purchased, other than shares covered by the over-allotment option described below. The underwriting agreement provides that the Underwriters’ obligation to purchase shares of Common Stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the representations and warranties made by us to the Underwriters are true;
•	there is no material change in our business; and
•	we deliver customary closing documents to the Underwriters.

Additionally, the obligations of the Underwriters under the underwriting agreement may be terminated at either Underwriter’s discretion upon the occurrence of certain stated events. We have agreed to indemnify each Underwriter and its directors, officers, shareholders, agents and employees against certain liabilities and expenses, including liabilities under the Securities Act and Canadian securities laws. We have also agreed to contribute to payments each Underwriter may be required to make in respect of such liabilities.

We have granted the Underwriters an over-allotment option exercisable for 30 days from the date of the underwriting agreement to purchase a total of up to 2,400,000 shares of Common Stock, at the public offering price per share, less the underwriting discount. The Underwriters may exercise this over-allotment option solely to cover any over-allotments, if any, made in connection with this offering. To the extent the Underwriters exercise this over-allotment option in whole or in part, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares of Common Stock approximately proportionate to that Underwriter’s initial commitment amount reflected in the above table.

We have applied to list the shares of Common Stock offered hereby on the NYSE Amex and the TSX. Listing will be subject to fulfillment of all the listing requirements of the NYSE Amex and the TSX.

The Underwriters have advised us that they propose initially to offer the Common Stock to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $0.041 per share. The Underwriters will not allow, and the dealers may not re-allow, any discount to other dealers. If all of the shares of Common Stock cannot be sold at the public offering price, the offering price and other selling terms may be changed. Any such reduction will not affect the offering proceeds received by us.

The following table shows the per share and total underwriting discount to be paid to the Underwriters by us (other than with respect to the shares of Common Stock purchased by FCMI). The information assumes either no exercise or full exercise by the Underwriters of their over-allotment option to purchase additional shares of Common Stock. We have opted not to pay an additional incentive fee of 0.50% of the gross proceeds of the offering ($100,000) that could have been payable by us to the Underwriters at our sole discretion.

	Without Option	With Option
Per Share	$0.08125	$0.08125
Total	$975,000	$1,170,000

FCMI, who may be deemed to beneficially own approximately 25% of our Common Stock as of October 8, 2009 intends to purchase 4,000,000 shares of our Common Stock from the Underwriters at the public offering price on the cover page of this prospectus supplement. The Underwriters will receive no underwriting discount on the shares of Common Stock purchased by FCMI. Following such purchase, FCMI may be deemed to beneficially own approximately 25% of our Common Stock outstanding following the offering (25% of our Common Stock if the Underwriters exercise their over-allotment option to purchase additional shares of Common Stock in full).

With respect to the sale of Common Stock under this prospectus supplement, the maximum compensation to be received by any member of the Financial Industry Regulatory Authority, Inc. or independent broker or dealer will not be greater than eight percent (8%).

We, our officers and directors, and FCMI have agreed that, subject to certain exceptions including the issuance by us of shares of Common Stock (in an amount not exceeding 20% of the number of outstanding shares of Common Stock as of the closing date of this offering) in connection with the acquisition of property interests, for a period of 90 days from the date of the underwriting agreement, we and they will not, without the prior written consent of Dahlman Rose & Company, LLC, directly or indirectly, offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, borrow or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock, and will not establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” with respect to any shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock (in each case within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder), or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of any of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock.

The offering is being made concurrently in the Province of Ontario pursuant to the multijurisdictional disclosure system implemented by the United States and Canada. The Common Stock will be offered in Ontario and the United States through the Underwriters either directly or, if applicable, through their respective registered broker-dealer affiliates. Subject to applicable law, the Underwriters may offer the common stock outside of Ontario and the United States.

In connection with the offering, the Underwriters may purchase and sell Common Stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by an Underwriter of a greater number of shares than it is required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the Underwriter’s over-allotment option to purchase additional shares of Common Stock from us in the offering. The Underwriters may close out any covered short position by either exercising the over-allotment option to purchase additional shares or purchasing shares in the open market. In determining the source of shares of Common Stock to close out the covered short position, the Underwriters will consider, among other things, the price of Common Stock available for purchase in the open market as compared to the price at which the Underwriters may purchase additional shares of Common Stock pursuant to the over-allotment option. “Naked” short sales are any sales in excess of such over-allotment option. The Underwriters must close out any naked short position by purchasing shares of Common Stock in the open market. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the Common Stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Common Stock made by the Underwriters in the open market prior to the completion of the offering.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the Underwriters for their own accounts, may have the effect of preventing or delaying a decline in the market price of shares of our Common Stock, and may stabilize, maintain or otherwise affect the market price of our Common Stock. As a result, the price of our Common Stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE Amex or the TSX, in the over-the-counter market or otherwise.

This prospectus supplement and the accompanying base prospectus in electronic format may be made available on Internet sites or through other online services maintained by one or more of the Underwriters, or by their affiliates. Other than any prospectus supplement and the accompanying base prospectus made available in electronic format in this manner, the information on any website containing this prospectus supplement and the accompanying base prospectus is not part of this prospectus supplement, the accompanying base prospectus, the registration statement of which this prospectus supplement forms a part, or the Canadian Prospectus, and such information has not been approved or endorsed by us or any Underwriter in such capacity and should not be relied on by prospective investors.

The underwriting agreement will be included as an exhibit to a current report on Form 8-K that will be filed with the SEC in connection with the consummation of this offering.

We estimate that our share of the total expenses of the offering, excluding the underwriting discount and the discretionary fee (if any) will be approximately $315,000, which includes approximately $100,000 in reimbursable expenses paid to the Underwriters.

Some of the Underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received, and may in the future receive, customary fees and commissions for these transactions.

It is expected that delivery of the Common Stock will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will not be three business days following the date of this prospectus supplement (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act trades in the secondary market are generally required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Common Stock prior to the closing date will be required, by virtue of the fact that the Common Stock will not settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Common Stock who wish to trade their Common Stock prior to the closing date should consult their own advisors.

Notice to prospective investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the securities that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities described in this prospectus supplement may be made to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;
•	to fewer than 100 natural or legal persons (other than qualified investors as defined below) subject to obtaining the prior consent of the Underwriters for any such offer; or
•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of securities described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

We have not authorized and do not authorize the making of any offer of Common Stock through any financial intermediary on our behalf, other than offers made by the Underwriters with a view to the final placement of the securities as contemplated in this prospectus supplement. Accordingly, no purchaser of the Common Stock, other than the Underwriters, is authorized to make any further offer of the Common Stock on behalf of us or the Underwriters.

Notice to prospective investors in the United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a relevant person). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

Notice to prospective investors in France

Neither this prospectus supplement nor any other offering material relating to the securities offered hereby has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The Common Stock has not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the Common Stock offered hereby has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or
•	used in connection with any offer for subscription or sale of the common stock to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;
•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or
•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The Common Stock may be resold, directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Switzerland

The Common Stock may not and will not be publicly offered, distributed or redistributed on a professional basis in or from Switzerland, and neither this prospectus supplement nor any other solicitation for investments in the Common Stock may be communicated or distributed in Switzerland in any way that could constitute a public offering within the meaning of Articles 652a or 1156 of the Swiss Federal Code of Obligations or of Article 2 of the Federal Act on Investment Funds of March 18, 1994. This prospectus supplement may not be copied, reproduced, distributed or passed on to others without the Underwriters’ prior written consent. This prospectus supplement is not a prospectus within the meaning of Articles 1156 and 652a of the Swiss Federal Code of Obligations or a listing prospectus according to Article 32 of the Listing Rules of the Swiss exchange and may not comply with the information standards required thereunder. We will not apply for a listing of our securities on any Swiss stock exchange or other Swiss regulated market and this prospectus supplement may not comply with the information required under the relevant listing rules. The Common Stock has not been and will not be approved by any Swiss regulatory authority. The Common Stock has not been and will not be registered with or supervised by the Swiss Federal Banking Commission, and has not been and will not be authorized under the Federal Act on Investment Funds of March 18, 1994. The investor protection afforded to acquirers of investment fund certificates by the Federal Act on Investment Funds of March 18, 1994 does not extend to acquirers of the Common Stock.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS

The following is a summary of the material United States federal income tax consequences to non-U.S. holders (defined below) of the ownership and disposition of the shares of Common Stock purchased in the Offering.

As used herein, “non-U.S. holders” are beneficial owners of the shares of our Common Stock purchased in the Offering, other than entities or arrangements that are treated as partnerships for United States federal income tax purposes, that are not U.S. holders. “U.S. holders” are beneficial owners of the shares of our Common Stock purchased in the Offering that are, for United States federal income tax purposes, (1) individual citizens or residents of the United States, (2) corporations created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia, (3) estates, the income of which is subject to United States federal income taxation regardless of its source, or (4) trusts if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (B) an election is in effect under applicable Unites States Treasury regulations to be treated as a U.S. person.

If a partnership (meaning for this purpose any entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of the shares of our Common Stock purchased in the Offering, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in such partnerships should consult their own tax advisors about the United States federal income tax consequences of owning and disposing of our Common Stock.

This summary does not describe all of the tax consequences that may be relevant to a non-U.S. holder in light of its particular circumstances. For example, it does not deal with special classes of holders, such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies or tax-exempt investors. This summary is limited to holders that hold our Common Stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), generally, property held for investment purposes. It also does not discuss the shares of our Common Stock purchased in the Offering held as part of a hedge, straddle, conversion, “synthetic security” or other integrated transaction. This summary also does not address the tax consequences to (i) persons that have a functional currency other than the U.S. dollar, (ii) certain U.S. expatriates or (iii) shareholders or beneficiaries of a holder of such shares of Common Stock. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to such shares of Common Stock. This summary is based on the Code and the United States Treasury regulations promulgated thereunder, and administrative and judicial decisions, all as in effect on the date hereof, all of which are subject to change or differing interpretations, possibly on a retroactive basis. There can be no assurance that the Internal Revenue Service will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service with respect to the United States federal income tax consequences of the ownership and disposition of such shares of Common Stock.

YOU SHOULD CONSULT WITH YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME, FRANCHISE, PERSONAL PROPERTY, ESTATE, GIFT, TRANSFER AND ANY OTHER TAX CONSEQUENCES (INCLUDING ANY ASSOCIATED REPORTING REQUIREMENTS) OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE EFFECT OF ANY TREATIES ON THE FOREGOING OR OTHERWISE.

Our Common Stock

The rules governing the United States federal income taxation of the ownership and disposition by a non-U.S. holder of our Common Stock are complex and no attempt is made herein to provide more than a summary of such rules.

Distributions

If distributions are paid on shares of our Common Stock, the distributions will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. To the extent a distribution exceeds our current or accumulated earnings and profits, it will constitute a return of capital that is applied against and reduces, but not below zero, the adjusted tax basis of your shares in our Common Stock. Any remainder will constitute gain from the sale or exchange of the Common Stock, the treatment of which is described below under the section entitled “ — Sale or Exchange of Common Stock.” Dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty, the benefits of which may be available to a non-U.S. holder. If the dividend is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and, if an applicable tax treaty requires, is also attributable to a U.S. permanent establishment maintained by such non-U.S. holder, the dividend will not be subject to any withholding tax, provided certain certification requirements are satisfied (as described below), but will be subject to United States federal income tax imposed on net income on the same basis that applies to U.S. persons generally. A corporate non-U.S. holder under certain circumstances also may be subject to an additional branch profits tax equal to 30%, or such lower rate as may be specified by an applicable income tax treaty, the benefits of which may be available to a non-U.S. holder, on a portion of its effectively connected earnings and profits for the taxable year.

Non-U.S. holders should consult their own tax advisors regarding the potential applicability of any income tax treaty in their particular circumstances.

To claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States, a non-U.S. holder must provide a properly executed Internal Revenue Service Form W-8BEN for treaty benefits or Form W-8ECI for effectively connected income, or such successor forms as the Internal Revenue Service designates, prior to the payment of dividends. These forms must be periodically updated. Non-U.S. holders generally may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Sale or Exchange of Common Stock

A non-U.S. holder generally will not be subject to United States federal income tax and withholding tax on the sale, exchange or other disposition of our Common Stock received in the Offering unless (1) the gain is effectively connected with a United States trade or business of the non-U.S. holder and, if an applicable tax treaty requires, is also attributable to a U.S. permanent establishment maintained by such non-U.S. holder, (2) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition and certain other conditions are met, or (3) the non-U.S. holder beneficially owns more than 5% of the Company’s Common Stock and we are or have been a “U.S. real property holding corporation,” or “USRPHC,” as defined for United States federal income tax purposes. We believe that we have not been and are not currently a USRPHC.

If a non-U.S. holder falls under clause (1) or (3) above, such holder generally will be taxed on the net gain derived from a sale in the same manner as U.S. persons generally. Any amount withheld as discussed above may be applied as a credit against the non-U.S. holder’s United States federal income tax liability. If an individual non-U.S. holder falls under clause (2) above, such individual generally will be subject to a flat 30% tax on the gain derived from a sale, exchange or other disposition which may be offset by certain United States capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). In addition, if a corporate non-U.S. holder falls under clause (1) above, it may be subject to an additional branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

Non-U.S. holders should consult their own tax advisors regarding the potential applicability of any income tax treaty in their particular circumstances.

Information Reporting and Backup Withholding Tax

Information reporting and backup withholding (currently at a 28% rate) may apply to dividends paid with respect to our Common Stock and to proceeds from the sale, exchange or other disposition of our Common Stock. In certain circumstances, non-U.S. holders may avoid information reporting and backup withholding if they certify under penalties of perjury as to their status as non-U.S. holders or otherwise establish an exemption and certain other requirements are met. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules from a payment to a non-U.S. holder generally may be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the Internal Revenue Service.

Federal Estate Tax

Individuals who are non-U.S. holders at the time of their death and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable tax treaty benefit, the common stock will be treated as U.S. situs subject to U.S. estate tax.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO ALL TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, AND THE POSSIBLE EFFECTS OF ANY CHANGES THEREIN.

LEGAL MATTERS

Certain legal matters related to U.S. law in connection with the Common Stock offered hereby will be passed upon on behalf of the Company by Troutman Sanders LLP and Jeffrey G. Klein, P.A. and on behalf of the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP. Certain legal matters relating to Canadian law in connection with the Common Stock offered hereby will be passed upon on behalf of the Company by Gowling Lafleur Henderson LLP and on behalf of the Underwriters by Fraser Milner Casgrain LLP.

INTEREST OF EXPERTS

Information relating to the Company’s mineral properties in this prospectus supplement and the documents incorporated by reference herein has been derived from reports, statements or opinions prepared or certified by Douglas R. Wood and Dana C. Durgin and this information has been included in reliance on such persons’ expertise. Each of Messrs. Wood and Durgin is a “qualified person” as such term is defined in National Instrument 43-101 Standards of Disclosure for Mineral Projects (Canada).

None of Douglas R. Wood or Dana C. Durgin, each being persons who have prepared or certified the preparation of reports, statements or opinions relating to the Company’s mineral properties, received or has received a direct or indirect interest in the property of the Company or of any associate or affiliate of the Company.

The auditors of the Company are HLB Cinnamon Jang Willoughby & Company, Chartered Accountants, of Burnaby, British Columbia. HLB Cinnamon Jang Willoughby & Company, Chartered Accountants, are independent of the Company in accordance with the rules of the Public Company Accounting Oversight Board and in accordance with the applicable rules and regulations of the SEC. HLB Cinnamon Jang Willoughby & Company is registered with the Public Company Accounting Oversight Board. The audited consolidated financial statements of the Company as at June 30, 2009 and 2008 and for the years ended June 30, 2009, 2008 and 2007 have been audited by HLB Cinnamon Jang Willoughby & Company and are incorporated by reference herein in reliance on the authority of said firm as experts in auditing and accounting.

PARAMOUNT GOLD AND SILVER CORP.

$80,000,000

Common Stock
Common Stock Purchase Warrants

The aggregate initial offering price of the securities that we will offer will not exceed $80,000,000. We will offer these securities in amounts, at prices and on terms to be determined at the time of the offering.

When we offer securities, we will provide you with a prospectus supplement or term sheet describing the specific terms of the specific issue of securities, including the offering price of the securities. You should carefully read this prospectus and the prospectus supplements or term sheets relating to the specific issue of securities together with additional information described under the heading “Where You Can Find More Information” beginning on page 15 of this prospectus before you decide to invest in any of these securities.

Our common stock is quoted on both the NYSE Alternext and the Toronto Stock Exchange under the symbol “PZG.” On January 7, 2009 the last reported sale price for the common stock was $0.40 per share.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” ON PAGE 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus may not be used to offer or sell securities unless it is accompanied by a prospectus supplement.

Prospectus dated January 8, 2008

PARAMOUNT GOLD AND SILVER CORP.

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ABOUT THIS PROSPECTUS

In this prospectus, “Paramount,” “we,” “us,” and “our” refer to Paramount Gold and Silver Corp, including unless the context otherwise requires, its subsidiaries.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may offer shares of our common stock or warrants to purchase shares of our common stock in one or more offerings, with a total value of up to $80,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type of securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. We may also add, update or change in a prospectus supplement any of the information contained in this prospectus or in documents we have incorporated by reference into this prospectus. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to this offering.

You should carefully read this prospectus and any supplements, together with any documents incorporated by reference into this prospectus or any prospectus supplement before you decide to invest in our securities. You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus contains such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus, and they may also be made a part of this prospectus by reference to other documents filed with the Securities and Exchange Commission, which is known as “incorporation by reference.”

Words such as “may,” “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. All forward-looking statements are management’s present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking statements might include one or more of the following:

•	anticipated results of financing activities;
•	anticipated joint ventures or exploratory costs;
•	anticipated prices for gold and silver;
•	anticipated drilling results;
•	descriptions of plans or objectives of management for future operations,
•	forecasts of future economic performance; and
•	descriptions or assumptions underlying or relating to any of the above items.

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In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to the Registrant or to any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

iii

SUMMARY

The following is only a summary. We urge you to read the entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information included herein or incorporated by reference from our other filings with the SEC. Investing in our securities involves risks. Therefore, please carefully consider the information provided under the heading “Risk Factors” starting on page 6.

Background

We are a Delaware corporation. We were incorporated on March 31, 2005 as Panelmaster, Corp. Subsequent thereto, on April 14, 2005, we amended our Certificate of Incorporation, changing our name to Paramount Gold Mining Corp. On September 23, 2007 we then further amended our certificate of incorporation changing our name to Paramount Gold and Silver Corp.

Our initial officer and director was Alex Kaplun, an individual unknown to the Company’s current management. Mr. Kaplun was the Company’s sole officer and director when we changed our name from Panelmaster, Corp. to Paramount Gold Mining Corp. Mr. Kaplun then resigned as an officer and director of the Company on April 18, 2005. Also, on the same date, Christopher Crupi was elected our president. At the time Mr. Crupi was appointed our president, the Company’s amended certificate of incorporation had been filed with the Delaware Secretary of State changing its name to Paramount Gold Mining Corp.

Our Operations:

We are an exploratory mining company with current operations in Mexico.

  Property Description and Location

San Miguel Groupings.

Our primary focus is the further exploration of our holdings within the San Miguel groupings in Chihuahua, Mexico within the Sierra Madre Occidental. San Miguel is located in Chihuahua, Mexico and lies in the Temoris mining district, part of the gold-silver belt of the Sierra Madre Occidental, just a few kilometers northwest of the town of Temoris. It can be accessed by vehicle and railway and has well-developed infrastructure with a recently constructed 33,000 volt power line. The project covers approximately 800 acres with an estimated 10 kms of strike in the historic gold/silver mining district.

The Temoris mining district lies within a northwest trending belt of gold and silver deposits in the western portion of the Sierra Madre Occidental. Gold/silver mineralization in the project occurs as quartz veins and breccias within the west-northwest- and north-northwest-striking faults.

We are also evaluating and preparing for drill testing geochemical targets at the 100% owned, 86,000 Hectare Andrea project also located in Chihuahua, Mexico.

Our primary objective is to:

Explore and develop the San Miguel and Andrea projects located in Chihuahua, Mexico within the Sierra Madre Occidental gold/silver belt. We will also work with Mexoro Minerals Ltd. by way of a strategic exploration alliance to develop their properties as well as the recently acquired Elyca mining concession which lies between the San Miguel and Empalme concessions.

There is no assurance that commercially viable mineral deposits exist on the San Miguel Groupings. Further exploration will be required before a final evaluation as to the economic and legal feasibility is determined.

Paramount does not expect to generate revenues from the San Miguel project in the next year. Further, it is not Paramount’s objective to enter the mine management business. Rather, the Company hopes to identify a resource that will enable it to attract a larger company to partner with this company who has experience developing and managing a mine.

Location

The San Miguel Project is located in southwestern Chihuahua in Northern Mexico, and is approximately 400 km by road from the state capital. The project is about 20 km north of the town of Temoris, adjacent to the village of Guazapares. It is in the Guazapares mining district, which is part of the Sierra Madre Occidental gold-silver belt.

The location of the San Miguel Project is shown in Map 1. The coordinate system used for all maps and sections in this report is the Universal Transverse Mercator system, Zone 12. GPS coordinates are referenced to NAD 27 Mexico.

MAP 1 — SAN MIGUEL PROJECT LOCATION

The Chihuahua Informe Pericial (Department of Mines) administers the concessions in this area. As part of the concession acquisition process, concession boundaries are surveyed.

Market for Gold and Silver:

The demand for gold and silver has created a bull market for both metals over the past several years. While there will likely continue to be increased volatility of market prices in the short run due to seasonality or speculation, the growth of the world’s economy is driving demand for raw materials that has drawn down supplies. Despite concerns for a slowing U.S. economy, a growing middle class in both China and India is driving demand for precious metals. There also remains increased interest in holding precious metals such as gold and silver as a store of value during periods of increasing anxiety of either errant monetary policies or strained international relations. Contributing further to the increasing price of both gold and silver is the fall in the value of the US dollar against other major foreign currencies and the deteriorating economic indicators in the United States.

Gold prices have generally trended upward during the last eight years, from a low of just under $260 per ounce in early 2001 to a high of $1,010 per ounce in March 2008. Silver prices have experienced similar price increases from a low of approximately $4.25 per ounce to a high of $21.00 in March 2008. Even though the price of both gold and silver have declined since reaching their highs in March 2008, management remains encouraged with its drilling program and will continue to drill additional exploratory holes. If commercially recoverable deposits are identified, management intends to enter into an agreement with a mining partner who has experience in mining operations.

Financings:

Our operations to date have been funded by equity investment. Most of our equity funding has come from a private placement of our securities which we closed on March 30, 2007 in the amount of $21,836,841. The financing consisted of the sale of 10,398,496 units (the “Units”) at a price of $2.10 per Unit (the “Issue Price”). Each unit was comprised of one share of Common Stock and one-half of one common stock purchase warrant of the Company. Each whole Warrant shall entitle the holder thereof to acquire one share of common stock in the capital of the Company (a “Warrant Share”) at an exercise price of $2.90 for 24 months following the closing date of the offering.

On November 6, 2007, the Company completed a private placement financing in the amount of $2.4 million. The Company sold 1,000,000 units of its securities in this financing, each unit consisting of one share of common stock and one common stock purchase warrant. Each common stock purchase warrant entitles the holder thereof to purchase one share of common stock at an exercise price of $3.25 per share for a period of two years.

Most recently, on July 23, 2008 we completed two private placements totaling $1,489,000 ($1.5 million Canadian) whereby we sold a total of one million units at a cost per unit of $1.39. Each unit consisted of one share of common stock and one half common stock purchase warrant. The warrants are for a term of two years and are exerciseable at a price of $2.50 (Canadian) per share.

The Company will require additional working capital to continue its exploratory activities.

Letter of Intent with Mexoro Minerals Ltd.

In order to increase drilling opportunities in the San Miguel region, we have signed a Letter of Intent to create a strategic alliance with with Mexoro Minerals Ltd. (“Mexoro”), a Colorado corporation and its wholly owned Mexican subsidiary. Mexoro’s mining concessions are adjacent to our San Miguel grouping. The purpose of the strategic alliance will be to maximize shareholder value through:

A.	Collaboration of exploration and development work. Mexoro and Paramount expect to form a Joint Exploration and Development Management Committee, consisting of three representatives from each of Paramount and Mexoro. We expect the Committee will be responsible for reviewing and planning for exploration work and will meet on a regular basis and then report back to their respective boards;
B.	Consolidation of offices. In particular, the Mexoro head office will be relocated to Paramount’s corporate headquarters in Ottawa, Canada and the Mexican offices of both parties will be consolidated post closing; and
C.	Approaching the market in a combined and unified manner. Enable both Paramount and Mexoro to maximize values with respect to the sale of either Paramount, Mexoro or the concessions/projects of the San Miguel and greater Guazapares areas.

In furtherance of these objectives, Paramount has loaned Mexoroa total of $1,370,000 pursuant to three secured convertible debentures. The first convertible debenture was in the amount of $500,000. The second convertible debenture was in the amount of $370,000 and the third convertible debenture was in the amount of $500,000. All three convertible debentures are secured by the assets of Mexoro, including but not limited to

49,999 (out of 50,000 issued and outstanding shares of common stock) of SunBurst de Mexico S.A. de C.V., a subsidiary of Mexoro. The notes are due May 9, June 18 and July 11, 2009 respectively. The notes provide for interest at the rate of 8% per annum and may be converted into units of Mexoro at a conversion price of $.50 per unit. Each unit consists of one share of Mexoro common stock and one half common stock purchase warrant. Each whole warrant entitles the holder thereof to purchase one share of Mexoro at an exercise price of $.75 per share. Except with respect to the due dates and the principal amount of the notes, the material terms and conditions of all three secured convertible debentures and the security agreements are identical in form and substance. If all of the convertible debentures and options were converted by Paramount into shares of common stock of Mexoro, Paramount would own approximately 13.3% of the issued and outstanding shares of common stock of Mexoro.

In addition to the funds Paramount has advanced to Mexoro, as part of the Letter of Intent with Mexoro, Paramount has the right to purchase 12 million units of Mexoro at a cost of $.50 per unit ($6 million in total). Paramount may complete the private placement at one time or in tranches over time as determined by Paramount in its sole discretion. Paramount was required to subscribe to the first 8 million units ($4 million) by September 5, 2008 and the remaining 4 million Units ($2 million) no later than November 1, 2008. Paramount has not subscribed for the required units as of September 5, 2008 and the parties are currently in negotiation with respect to this matter.

Garibaldi Joint Venture:

Paramount has entered into a joint venture agreement with Garibaldi Resources Inc. and acquired an interest in 17,208 hectares of property. The new agreement will cover approximately 6,657 hectares previously optioned in 2006 and adds several new parcels totaling 10,543 hectares under the umbrella of a joint venture. The property borders Paramount’s San Miguel property and brings a total of over 100,000 hectares of contiguous land holdings in the Guazapares mining district..

As part of the transaction, Garibaldi will provide Paramount with its geologic data, including the results of its recent regional hyperspectral airborne survey. Paramount will be the exploration manager under the joint venture. As part of the joint venture with Garibaldi, Paramount has made an initial payment to Garibaldi in the amount of $100,000. Paramount will earn a 50% interest by making an additional payment of $400,000, issuing 600,000 restricted shares of its common stock, and spending a total of $700,000 in exploration costs. Paramount has the opportunity to increase its interest to 70% by spending an additional $1 million in exploration expenditures within 30 months, making an additional payment of $500,000, and issuing an additional 400,000 restricted shares of Paramount common stock.

Upon earning a 70% joint venture interest, Paramount may increase its interest to 80% within 30 months of the signing of the Joint Venture Agreement, exclusively and limited to the approximately 6,657 hectares referred to in the October 6, 2006, agreement.

Tara Gold Resources Corp. Joint Venture:

On February 7, 2007, Paramount and Tara Gold Resources Corp. (“Tara Gold”) entered into a joint venture agreement related to the San Miguel property. On September 26, 2008, Paramount entered into an agreement with Tara Gold under which Paramount will acquire Tara Gold’s 30% equity ownership in the San Miguel property (the “Agreement of Purchase and Sale”).

In consideration for the acquisition of Tara Gold’s interest, Paramountissued to Tara Gold a total of 7,350,000 shares of Paramount legended common stock. Also, in connection with the closing of the transaction, all invoices previously submitted by Paramount for Tara Gold’s contribution to the exploration and development of the San Miguel property have been cancelled. An additional 300,000 Paramount common shares (the “Consultant Shares”) were issued to a consultant who facilitated the closing of this transaction. In consideration for the transfer of the mining concessions, Paramount will pay to Tara Gold $100,000 MXN.

The Agreement of Purchase and Sale together with all related agreements and documentation have been executed and delivered to the escrow agents. The required share certificates as well as payment of the $100,000 MXN have also been delivered to the escrow agent.

The purchase and sale transaction has closed subject to the filing of concession registration with the Bureau of Mines by February 28, 2009, or such later date as Paramount may agree. If such filing does not occur, the Agreement of Purchase and Sale will be rescinded, all of the shares of common stock held in escrow will be returned to Paramount for cancellation together with the purchase price for the mining concessions. The Agreement of Purchase and Sale will then be of no further force or effect, and the respective interests and obligations of the parties shall continue in accordance with the terms of the Joint Venture Agreement.

RISK FACTORS

Investors should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing the Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business could be materially adversely affected. In such case, the Company may not be able to proceed with its planned operations and your investment may be lost entirely. The Securities offered hereby should only be purchased by persons who can afford to lose their entire investment without adversely affecting their standard of living or financial security.

Business Risks

Possible Loss of Entire Investment

Prospective investors should be aware that if the Company is not successful in its endeavors, their entire investment in the Company could become worthless. Even if the Company is successful, there can be no assurances that investors will derive a profit from their investment.

We have a history of losses. Losses will likely continue in the future.

We have incurred significant losses in the past and will likely continue to incur losses unless our exploratory drilling program proves successful. Even if our drilling program identifies gold, silver or other mineral reserves, there can be no assurance that we will be able to commercially exploit these resources or generate sufficient revenues to operate profitably.

We will require additional financing to continue drilling operations.

We required significant working to continue or current drilling program. There can be no assurance that we will be able to secure additional funding to meet our objectives or if we are able to identify funding sources, that the funding will be available on terms acceptable to the Company. Should this occur, we will have to significantly reduce or drilling programs which will limit our ability to secure additional equity participation in various joint ventures.

There are no confirmed mineral deposits on any properties which we may derive any financial benefit.

Neither the Company nor any independent geologist, has confirmed commercially mineable ore deposits. In order to carry out additional exploration programs of any potential ore body and to place it into commercial production, we will require substantial additional funding.

We have no history as a mining company.

We have no history of earnings or cash flow from mining operations. If we are able to proceed to production, commercial viability will be affected by factors that are beyond our control such as the particular attributes of the deposit, the fluctuation in metal prices, the cost of construction and operating a mine, prices and refining facilities, the availability of economic sources for energy, government regulations including regulations relating to prices, royalties, restrictions on production, quotas on exploration of minerals, as well as the costs of protection of the environment.

No ongoing mining operations.

We are not a mining company and have no ongoing mining operations of any kind. We have interests in mining concessions which may or may not lead to production.

There may be insufficient mineral reserves to develop the property and our estimates may be inaccurate.

There is no certainty that any expenditures made in the exploration of any properties will result in discoveries of commercially recoverable quantities of ore. Most exploration projects do not result in the discovery of commercially mineable deposits of ore and no assurance can be given that any particular level of recovery of gold from discovered mineralization will in fact be realized or that any identified mineral deposit will ever qualify as a commercially mineable ore body which can be legally and economically exploited.

Estimates of reserves, mineral deposits and production costs can also be affected by such factors as environmental regulations and requirements, weather, environmental factors, unforeseen technical difficulties, unusual or unexpected geological formations and work interruptions. In addition, the grade of ore ultimately mined may differ from that indicated by drilling results.

Short term factors relating to reserves, such as the need for orderly development of ore bodies or the processing of new or different grades, may also have an adverse effect on mining operations and on the results of operations. There can be no assurance that gold recovered in small scale laboratory tests will be duplicated in large scale tests under on-site production conditions. Material changes in estimated reserves, grades, stripping ratios or recovery rates may affect the economic viability of any project.

We face fluctuating gold and mineral prices and currency volatility.

The price of gold and silver as well as other precious base metals has experienced volatile and significant price movements over short periods of time and is affected by numerous factors beyond our control, including international economic and political trends, expectations of inflation, currency exchange fluctuations (including, the US dollar relative to other currencies) interest rates, global or regional consumption patterns, speculative activities and increases in production due to improved mining and production methods. The supply of and demand for gold, other precious and base metals are affected by various factors, including political events, economic conditions and production costs in major mineral producing regions.

Mining operations are hazardous, raise environmental concerns and raise insurance risks.

Mining operations are by their nature subject to a variety of risks, such as cave-ins and other accidents, flooding, environmental hazards, the discharge of toxic chemicals and other hazards. Such occurrences may delay development or production, increase production costs or result in a liability. We may not be able to insure fully or at all against such risks, due to political or other reasons, or we may decide not to take out insurance against such risks as a result of high premiums or other reasons. We intend to conduct our business in a way that safeguards public health and the environment and in compliance with applicable laws and regulations. Environmental hazards may exist on properties in which we hold an interest which are unknown to us and may have been caused by prior owners. Changes to mining laws and regulations could require additional capital expenditures and increase operating and/or reclamation costs. Although we are unable to predict what additional legislation, if any, might be proposed or enacted, additional regulatory requirements could render certain mining operations uneconomic.

Requirement for Permits and Licenses

Our future operations, including exploration and development activities, required permits from various governmental authorities. Such operations are and will be governed by laws and regulations governing prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. Three can be no assurance that we will be able to acquire all required licenses or permits or to maintain continued operations at economically justifiable costs.

Currency Fluctuations

Any mining operations we undertake outside of the United States will be subject to currency fluctuations. Fluctuations in the exchange rate between the U.S. dollar and any foreign currency may adversely impact our operations. We do not anticipate that we will enter into any type of hedging transactions to offset this risk.

Political Stability

We intend to conduct operations in democratic and stable countries. However, with Mexico, like other developing companies, there is a greater likelihood of political unrest and changing rules and regulations regarding foreign investment. Political unrest would likely destabilize the country. This would in all likelihood adversely impact our proposed operations in any foreign jurisdiction.

Title Matters

While we intend to conduct our own due diligence prior to committing significant funds to any project, mining properties may be subject to prior unregistered agreements, transfers or claims and title may be affected by undetected defects. Should this occur, we fact significant delays, costs and the possible loss of any investments or commitment of capital.

Because of the speculative nature of exploration for gold and silver properties, there is substantial risk that our business will fail.

The search for precious metals as a business is extremely risky. We cannot provide any assurances that either the gold or silver mining interests that we acquired will contain commercially exploitable reserves of gold or silver. Exploration for minerals is a speculative venture necessarily involving substantial risk. Any expenditure that we make may not result in the discovery of commercially exploitable reserves of gold.

The precious metals markets are volatile markets. This will have a direct impact on the Company’s revenues and profits (if any) and will probably affect whether the Company will be able to succeed.

The price of both gold and silver has increased over the past few years. This has contributed to the renewed interest in gold and silver mining and companies engaged in that business, including the exploration for both gold and silver. However, in the event that the price of these metals fall, the interest in the gold and silver mining industry may decline and the value of the Company’s business could be adversely affected. Further, although it is anticipated that mining costs outside of the United States and Canada will be appreciably lower, no assurances can be given that the situation will remain, or that gold or silver will remain at a price that will make mining operations profitable. Finally, in recent decades, there have been periods of both overproduction and underproduction of both gold and silver resources. Such conditions have resulted in period of excess supply of and reduced demand on a worldwide basis and on a domestic basis. These periods have been followed by periods of short supply of and increased demand for both gold and silver. The excess or short supply of gold has placed pressure on prices and has resulted in dramatic price fluctuations even during relatively short periods of seasonal market demand. We cannot predict what the market for gold or silver will be in the future.

Government regulation, or changes in such regulation may adversely affect the Company’s business.

The Company has and will, in the future, engage experts to assist it with respect to its operations. The Company is beginning to deal with the various regulatory and governmental agencies, and the rules and regulations of such agencies. No assurances can be given that it will be successful in its efforts. Further, in order for the Company to operate and grow its business, it needs to continually conform to the laws, rules and regulations of such jurisdiction. It is possible that the legal and regulatory environment pertaining to the exploration and development of gold mining properties will change. Uncertainty and new regulations and rules could increase the Company’s cost of doing business or prevent it from conducting its business.

We are in competition with companies that are larger, more established and better capitalized than we are.

Many of our potential competitors have:

•	greater financial and technical resources;
•	longer operating histories and greater experience in mining;
•	greater awareness of the political, economic and governmental risks in operating in Mexico.

It is unlikely that we will be able to sustain profitability in the future.

We have incurred significant losses since inception and there can be no assurance that we will be able to reverse this trend. Even if we re able to successfully identify commercially exploitable mining reserves, there can be no assurance that we will have sufficient financing to exploit these reserves or find a willing buyer for the properties.

We have no proven reserves, no mining operations, and no operating income.

We currently have no revenues from operations, no mining operations, and no proven reserves. Reserves, by definition, contain mineral deposits in a quantity and in a form from which the target minerals may be economically and legally extracted or produced. We have not established that precious minerals exist in any quantity in the property which is the focus of our exploration efforts, and unless or until we do so we will not have any income from operations.

Exploration for economic deposits of minerals is speculative.

The business of mineral exploration is very speculative, since there is generally no way to recover any of the funds expended on exploration unless the existence of mineable reserves can be established and the Company can exploit those reserves by either commencing mining operations, selling or leasing its interest in the property, or entering into a joint venture with a larger resource company that can further develop the property to the production stage. Unless we can establish and exploit reserves before our funds are exhausted, we will have to discontinue operations, which could make our stock valueless.

The mining industry is highly competitive and the success and future growth of our business depend upon our ability to remain competitive in identifying and developing mining properties with sufficient reserves for economic exploitation.

The mining industry is highly competitive and fragmented with limited barriers to entry, especially at the exploratory stages. We compete in national, regional and local markets with large multi-national corporations and against start-up operators hoping to identify a mining reserve. Some of our competitors have significantly greater financial resources than we do. This puts us at a competitive disadvantage if we choose to further exploit mining opportunities. As we expand into new geographic markets, our success will depend in part on our ability to locate and exploit mineral reserves.

The loss of key members of our senior management team could adversely affect the execution of our business strategy and our financial results.

We believe that the successful execution of our business strategy and our ability to move beyond the exploratory stages depends on the continued employment of key members of our senior management team. If any members of our senior management team become unable or unwilling to continue in their present positions, our financial results and our business could be materially adversely affected.

We operate in a regulated industry and changes in regulations or violations of regulations may result in increased costs or sanctions that could reduce our revenues and profitability.

Our organization is subject to extensive and complex foreign, federal and state laws and regulations. If we fail to comply with the laws and regulations that are directly applicable to our business, we could suffer civil and/or criminal penalties or be subject to injunctions or cease and desist orders. While we believe that we are currently compliant with applicable rules and regulations, if there are changes in the future, there can be no assurance that we will be able to comply in the future, or that future compliance will not significantly adversely impact our operations.

We will require additional financing to continue our exploration activities.

Our drilling programs require significant capital. Without additional financing, of which there can be no assurance, we may be forced to halt or reduce our planned exploratory program. Should this happen, it is likely that we will not be able to demonstrate that there are significant gold or silver reserves in sufficient quantities to interest a mining company.

Risks Related to Our Common Stock

Our stock price may be volatile.

The market price of our common stock has been volatile. We believe investors should expect continued volatility in our stock price. Such volatility may make it difficult or impossible for you to obtain a favorable selling price for our shares.

We have a large number of authorized but unissued shares of our common stock.

We have a large number of authorized but unissued shares of common stock, which our management may issue without further stockholder approval, thereby causing dilution of your holdings of our common stock. Our management will continue to have broad discretion to issue shares of our common stock in a range of transactions, including capital-raising transactions, mergers, acquisitions and in other transactions, without obtaining stockholder approval, unless stockholder approval is required. If our management determines to issue shares of our common stock from the large pool of authorized but unissued shares for any purpose in the future, your ownership position would be diluted without your further ability to vote on that transaction. For example, we may issue a large number of shares of our common stock to acquire the remaining 30% interest in our joint venture with Tara Gold.

The exercise of our outstanding options and warrants and vesting of restricted stock awards may depress our stock price.

The exercise of outstanding options and warrants, and the subsequent sale of the underlying common stock in the public market, or the perception that future sales of these shares could occur, could have the effect of lowering the market price of our common stock below current levels and make it more difficult for us and our stockholders to sell our equity securities in the future.

Sale or the availability for sale of shares of common stock by stockholders could cause the market price of our common stock to decline and could impair our ability to raise capital through an offering of additional equity securities.

We are the subject of an order entered by the Securities and Exchange Commission temporarily suspending trading in our Common Stock.

On March 13, 2008 the Securities and Exchange Commission (the “Commission”) entered an order (No. 34-57486) suspending trading in the common stock of 26 companies including Paramount for a period of ten days. In the case of Paramount, the Commission asserted that there was a lack of current information regarding the Company and that the Company usurped the identity of a defunct publicly traded company. We responded to these allegations and provided the Commission with information which we believe addressed its concerns. We also provided similar information to the American Stock Exchange. In our opinion, we believe that our responses were satisfactory and that this matter has been resolved. Nonetheless there can be no assurance that issues raised in the Commission’s order will not be raised at a future date or that a shareholder will not take further action as a result of the Commission’s order. Should this happen, investor confidence in our common stock will in all likelihood be adversely affected.

Regulatory actions by the Securities and Exchange Commission, any Exchange on which our securities are traded, or companies providing stock clearance or transfer functions, may adversely affect the price of our common stock, the ability of shareholders to sell their shares and our ability to secure additional funding.

Any actions by the Commission, an Exchange or company which facilitates the clearance or transfer of our securities will in all likelihood impact the trading price of the Company’s common stock and cash reserves. Should any regulatory matters arise, resolution of these matters with any entity will likely result in significant legal fees and related expenses that would otherwise be devoted to our mining efforts. If you are a shareholder, you may not be able to sell your securities and shares of our common stock will become highly illiquid which may result in the loss of your entire investment.

In addition, should we become subject to any of the events identified above, our ability to secure additional financing will be adversely affected.

We face possible litigation claims from shareholder.

The securities industry and the offer and sale of securities is highly regulated. Any improper actions, whether intentional or unintentional could subject the Company to litigation and potential monetary damages.

We may be required to initiate litigation against parties who were engaged in improper or negligent activities with respect to our common stock.

Any litigation that we undertake with respect to our common stock or other matters will involve the expenditure of significant financial resources and divert management’s focus from their primary responsibilities. Moreover, even if management is successful with the prosecution, there can be no assurance that the Company will be able to recover monetary damages against the culpable parties.

FOR ALL OF THE AFORESAID REASONS, AND OTHERS SET FORTH HEREIN, THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS MEMORANDUM. THESE SECURITIES SHOULD ONLY BE PURCHASED BY PERSONS WHO CAN AFFORD A TOTAL LOSS OF THEIR INVESTMENT IN THE COMPANY AND HAVE NO IMMEDIATE NEED FOR A RETURN ON THEIR INVESTMENT.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include working capital, capital expenditures, mining, geological fees, regulatory affairs expenditures, mineral testing, acquisitions of new properties or mining concessions. We also intend to use the proceeds of any offering to complete our investment in Mexoro Minerals Ltd. And to earn our interest in our joint venture with Garibaldi resources, including cash payments and exploration expenditures. Additional information on the use of net proceeds from the sale of securities offered by this prospectus may be set forth in the prospectus supplement relating to that offering.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms and provisions of our capital stock and is qualified in its entirety by the provisions of our certificate of incorporation and all amendments thereto.

We are authorized to issue up to 100 million shares of our $.001 par value common stock of which 48,620,997 are issued and outstanding as of August 31, 2008.

Holders of the Company’s Common Stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights. The Company’s board of directors has authority, without action by the Company’s shareholders, to issue all or any portion of the authorized but un-issued shares of Common Stock, which would reduce the percentage ownership of the Company of its shareholders and which would dilute the book value of the Common Stock.

Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after the satisfaction of all liabilities. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years the Company has not paid cash dividends on its Common Stock and does not anticipate that it will pay cash dividends in the foreseeable future.

On September 27, 2007 we filed a Registration Statement on Form S-8 registering a total of 4 million shares of our common stock which can be issued under our 2007/08 Stock Incentive and Equity Compensation Plan. Under the Plan, we may issue stock awards or common stock options. For a complete list of the types of securities that may be issued under the Plan and the requirement for the grants, reference is made to the S-8 registration statement.

TRANSFER AGENT

Our stock transfer agent is Mellon Investor Services whose address is 480 Washington Blvd. Jersey City, NJ 07310.

Listing on The American Stock Exchange and Toronto Stock Exchange

Our common stock is listed on both the American Stock Exchange and the Toronto Stock Exchange under the symbol “PZG”.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase shares of our common stock. The common stock warrants may be issued independently or together with any other securities offered by this prospectus. If warrants are issued, they will be issued under warrant agreements to be entered into between us and the warrant holder or under a warrant indenture with a warrant agent all of which will be described in the prospectus supplement relating to the warrants being offered.

The applicable prospectus supplement will describe the following terms of the common stock warrants offered under this prospectus:

(1)	the title;
(2)	the securities issuable upon exercise;
(3)	the issue price or prices;
(4)	the number of warrants issued with each share of common stock;
(5)	any provisions for adjustment of (a) the number or amount of shares of common stock receivable upon exercise of the warrants or (b) the exercise price;
(6)	any other terms, including terms, procedures and limitations relating to exchange and exercise;
(7)	the commencement and expiration dates of the right to exercise; and
(8)	the maximum or minimum number of warrants that may be exercised at any time.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash the shares of common stock at the applicable exercise price set forth in, or determined as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised by delivering to the Company or the warrant agent, as the case may be (a) the warrant certificate properly completed and duly executed and (b) payment of the amount due upon exercise. As soon as practicable following exercise, we will forward the shares of common stock purchasable upon exercise. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

PLAN OF DISTRIBUTION

We may sell the securities being offered by us in this prospectus:

(1)	directly to purchasers;
(2)	through agents;
(3)	through dealers;
(4)	through underwriters; or
(5)	through a combination of any of these methods of sale.

We and our agents and underwriters may sell the securities being offered by us in this prospectus from time to time in one or more transactions:

(1)	at a fixed price or prices, which may be changed;
(2)	at market prices prevailing at the time of sale;
(3)	at prices related to the prevailing market prices; or
(4)	at negotiated prices.

Underwriters and Agents

We may solicit directly offers to purchase securities. We may also designate agents from time to time to solicit offers to purchase securities. Any agent, who may be deemed to be an “underwriter” as that term is defined in the Securities Act of 1933, may then resell the securities to the public at varying prices to be determined by that agent at the time of resale.

If we use underwriters to sell securities, we will enter into an underwriting agreement with them at the time of the sale to them. The names of the underwriters will be set forth in the prospectus supplement that will be used by them together with this prospectus to make resales of the securities to the public. In connection with the sale of the securities offered, these underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions. Underwriters may also receive commissions from purchasers of the securities.

Underwriters may also use dealers to sell securities. If this happens, these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

Any underwriting compensation paid by us to underwriters in connection with the offering of the securities offered in this prospectus, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement.

Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that they may be required to make in respect of these liabilities. Underwriters and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers, or other persons to solicit offers by certain institutions to purchase the securities offered by us under this prospectus pursuant to contracts providing for payment and delivery on a future date or dates. The obligations of any purchaser under any these contracts will be subject only to those conditions described in the applicable prospectus supplement, and the prospectus supplement will set forth the price to be paid for securities pursuant to these contracts and the commissions payable for solicitation of these contracts.

Trading Markets

Our shares of common stock are listed on both the American Stock Exchange (“AMEX”) and the Toronto Stock Exchange (“TSX”). Any shares of common stock sold pursuant to a prospectus supplement will be listed on both the American Stock Exchange and Toronto Stock Exchange subject to official notice and approval of issuance by the AMEX and the TSX.

The anticipated date of delivery of the securities offered hereby will be set forth in the applicable prospectus supplement relating to each offering.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon by Jeffrey G. Klein, P.A.

EXPERTS

The financial statements of Paramount Gold and Silver Corp. appearing in our Annual Report on Form 10-K for the year ended June 30, 2008 have been audited by Cinnamon Jang Willoughby & Company, registered independent accountants, as set forth in their report thereon included therein and incorporated herein by reference. We also incorporate by reference those financial statements contained in our quarterly reports for the periods ended September 30, 2007, December 31, 2007 and March 31, 2008. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. With respect to references made in this prospectus to any contract or other document, you should review our filings that we make with the Securities and Exchange Commission. You may review these filings at the SEC’s public reference rooms at 100 F Street N.E. Washington, D.C. 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Securities and Exchange Commission filings can also be reviewed by accessing the SEC’s Web site at www.sec.gov.

Our internet website is www.paramountgold.com and through the Investor portion of our website, you may access, free of charge, our filings, as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information contained in our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. Our common stock is listed on the American Stock Exchange. Additional information regarding our operations is also available on the AMEX website at www.amex.com.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this Registration Statement and prospectus the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but prior to the termination of the offering of the shares covered by this prospectus. The following documents filed with the SEC are incorporated by reference in this prospectus:

1.	The description of our common stock set forth in our registration statement on Form 10-SB filed with the SEC on November 2, 2005 and all amendments thereto.
2.	Our Annual Report of Form 10-K for the year ended June 30, 2008, filed with the SEC on September 25, 2008.
3.	Our Annual Report on Form 10-KSB for the year ended June 30, 2007, filed with the SEC on September 27, 2007 and all amendments thereto.
4.	Our Quarterly Report on Form 10-Q for the period ended September 30, 2007, filed with the SEC on November 13, 2007;

5.	Our Quarterly Report on Form 10-Q for the period ended December 31, 2007, filed with the SEC on May 12, 2008.
6.	Our Quarterly Report on Form 10-Q for the period ended March 31, 2008, filed with the SEC on May 12, 2008.
7.	Our Form SB-2 Registration Statement filed on July 2, 2007 and all amendments thereto.
8.	Our Post-Effective Registration Statement filed on October 17, 2007 and all amendments thereto.
9.	Form S-8 Registration Statement filed September 27, 2007
10.	Our Report on Form 8-K, filed with the SEC on September 28, 2007; and
11.	Our Report on Form 8-K filed with the SEC on March 3, 2008
12.	Our Report on Form 8-K filed with the SEC on March 28, 2008
13.	Our Report on Form 8-K/A filed with the SEC on April 1, 2008
14.	Our Report on Form 8-k filed with the SEC on April 22, 2008
15.	Our Report on Form 8-K filed with the SEC on May 1, 2008
16.	Our Report on Form 13(d) filed July 1, 2008 and all amendments thereto
17.	Our Report on Form 8-K filed with the SEC on September 2, 2008
18.	Our Report on Form 8-K filed with the SEC on October 2, 2008
19.	Our Report on Schedule 14(a) filed with the SEC on October 3, 2008
20.	Our Report on Form 10-Q for the period ended September 30, 2008
21.	Our Report on Schedule 14(a) filed with the Securities and Exchange Commission on January 8, 2009.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Paramount Gold and Silver Corp. 346 Waverly Street Suite 110 Ottawa, Ontario Canada. K2P OW5, attention: Lucie Letellier, Chief Financial Officer and the telephone number is (613)226-9881.

To the extent that any statement in this prospectus is inconsistent with any statement that is incorporated by reference and that was made on or before the date of this prospectus, the statement in this prospectus shall control. The incorporated statement shall not be deemed, except as modified or superceded, to constitute a part of this prospectus or the registration statement of which this prospectus is a part. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement of which this prospectus is a part.

You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any different information. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, these securities in any state where the offer or sale is prohibited. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

PROSPECTUS SUPPLEMENT

Book-Running Manager

Dahlman Rose & Company

Joint-Lead Manager

Blackmont Capital Corp.